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                                                                  Exhibit 10.14

                    Description of OraSure Technologies, Inc.
                     2003 Self-Funding Annual Incentive Plan

On February 4, 2003, the Company's Board of Directors authorized the Company to implement the 2003 Self-Funding Annual Incentive Plan (the "Bonus Plan"). The purpose of the Bonus Plan is to reward outstanding individual performance by management with cash bonuses. All employees, except for sales employees (who are covered by a separate commission plan) at the level of director and above, will be eligible to participate in the Bonus Plan.

Pursuant to the Bonus Plan, cash bonuses may be paid out of a cash bonus pool to be funded based on the Company's achievement of certain financial objectives regarding revenues, net income, cash flow from operations and gross margin for 2003. If the Company achieves 100% of these financial targets, the bonus pool would be funded in the amount of $900,000.

Payments from the bonus pool will depend on an employee's achievement of individual performance objectives. Bonus payments will be based on the target payouts set forth below, which are expressed as a percentage of base salary. No individual participating in the Bonus Plan can receive a bonus greater than 150% of his or her target amount, and the aggregate of all bonuses cannot exceed the funded amount of the bonus pool.

                 Title             Target Payouts
                 -----             --------------
         Chief Executive Officer        50%

         Executive Vice President       40%

         Senior Vice President          30%

         Vice President                 20%

         Director                       10%

Performance criteria for individual employees will be derived from the Company's 2003 corporate objectives concerning financial performance, strategic planning, research and development, business development, regulatory affairs and quality control, manufacturing, engineering, information systems, sales and marketing, human resources, investor relations matters and/or such other objectives chosen by the Board or Compensation Committee in their sole discretion. Awards are expected to reflect a weighted average measurement of an employee's achievement of his or her individual performance objectives.

Employees must be employed by the Company as of December 31, 2003 and at the time of the bonus award in order to participate in the Bonus Plan, and awards will be adjusted on a pro rata basis to the extent any employee is employed for only a portion of the year 2003. The Chief Executive Officer will recommend individual awards for all participating employees (except for the Chief Executive Officer) for approval by the Compensation Committee of the Board based on an assessment of each individual's performance against his or her applicable performance objectives. The Compensation Committee may approve or disapprove any recommended bonus award in whole or in part in its sole discretion. The Compensation Committee shall recommend for Board approval any bonus award for the Chief Executive Officer based on an assessment of his performance against his individual performance objectives. The Board may approve or disapprove any recommended bonus award for the Chief Executive Officer in whole or in part in its sole discretion.

The Compensation Committee and the Board shall have the right in their sole discretion to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any and all applicable performance criteria have been satisfied, based on the business conditions of the Company at or immediately after the end of 2003.